Exhibit 99.1

FOR IMMEDIATE RELEASE

Medalist Diversified REIT Announces Appointment of Mr. Mark L. Mullinix and Ms. Dianna Raedle

to the Company’s Board of Directors

Richmond, VA – July 25, 2019 – Medalist Diversified REIT (NASDAQ: MDRR) (the “Company” or “Medalist”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Southeast region of the U.S., announces today the appointment of two new members to its Board of Directors. The new members of the board are Mark Mullinix and Dianna Raedle. With the addition of these two members the board now has seven members, of which, five are independent directors.

Mark L. Mullinix has a 33-year history of executive level management for the Federal Reserve Bank in different regions of the U.S. Most recently, from April 2017 through January 2018 he served as Interim President and CEO of the Federal Reserve Bank in Richmond, Virginia. As a result, he was responsible for the Bank’s monetary policy and was a member of the Federal Open Market Committee (FOMC). He oversaw the Bank’s entire responsibilities including oversight of 2700 employees.

Dianna Raedle is CEO/President and Founder of Deer Isle - an innovative investment banking and advisory firm, founded in 2007, that provides institutional financial strategy/closing advisory services and has raised, through its broker/dealer subsidiary, over $5 billion in private placement capital utilizing a proprietary technology solution. Deer Isle specializes in global growth strategies and complex capital solutions and has assisted Medalist’s management in raising capital for previously-managed, private real estate investment funds.

Tim Messier, CEO and Chairman of Medalist commented, “We are pleased to welcome Mark and Dianna to our Board of Directors. Both have extensive backgrounds in the financial industry and we expect them to be great additions as we continue to build our platform and portfolio here at Medalist.”

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions. The Company’s strategy is to focus on value-add and opportunistic commercial real estate which is expected to provide an attractive balance of risk and returns. Medalist utilizes a rigorous, consistent and replicable process for sourcing and conducting due diligence of acquisitions. The Company seeks to maximize operating performance of current properties by utilizing a hands-on approach to property management while monitoring the middle market real estate markets in the southeast for acquisition opportunities and disposal of properties as considered appropriate. For more information on Medalist, please visit the Company website at https://www.medalistreit.com.

Investor Relations Contact:

The Equity Group

Jeremy Hellman, Senior Associate

(212) 836-9626 / jhellman@equityny.com